MediJane

Friday, July 31, 2015

Phoenix Bio Pharmaceuticals Corporation
2011 Ken Pratt Blvd Suite 240
Longmont CO 80501

Re: Exchange Offer

Gentlemen:

The undersigned, MediJane Holdings Inc., a Nevada corporation (the "***Company***"), hereby offers to exchange the 276,000,000 shares held by Phoenix Bio Pharmaceuticals Corporation for 2,000,000 Series B Preferred Shares in the Company.

The terms of the Series B Preferred Shares are as follows:

A. Designation and Number. A series of the preferred stock, designated the "Series B Preferred Stock," $.0001 par value, is hereby established. The number of shares of the Series B Preferred shall be two million (2,000,000). The rights, preferences, privileges, and restrictions granted to and imposed on the Series B Preferred Shares are as set forth below.

B. Redemption Rights. None

C. Relative Seniority. In respect to the right to receive dividends, the Series B Preferred Shares shall rank senior to the common stock of the Company. In respect to the right to participate in distributions or payments in the event of any liquidation, dissolution, or winding up of the Company, holders of the Series B Preferred Shares shall be entitled to receive a preferred return equal to the purchase price paid for such Series B Preferred Stock. The remainder of the amount distributed will be allocated among the holders of common stock and any remaining series of preferred shares pro-rata according to their share ownership of either class.

D. Dividend Provisions. None

E. Conversion. Each Series B Preferred Share is convertible into one hundred (100) common shares at any time at the discretion of the holder.

F. Preemptive Rights. The holders of Series B Preferred Shares will be entitled to preemptive rights to purchase of stock in future stock offerings of the Company in accordance with NRS 78.267.

G. Piggyback Registration Rights. The holders of the Series B Preferred Shares shall have the right to register his or her unregistered stock when either the Company or another investor initiates a registration of the Company's securities.

H. Voting Rights. The holders of the Series B Preferred Shares are entitled to cast 100 votes for each Series B Preferred Share held at all shareholders meetings for all purposes. There are no cumulative voting rights.

**MEDIJANE HOLDINGS INC**
2011 Ken Pratt Blvd Suite 240 Longmont CO 80501
T: (855) 933.3499 E: info@mjmd.co

I. Right of Co-Sale (Tag Along). The Series B Preferred Shareholders do not have the right of co-sale. If a majority shareholder sells his or her stake, the Series B Preferred Shareholders do not have the right to join the transaction and sell his or her minority stake in the Company.

J. Forced Co-Sale (Drag Along). The Series B Preferred Shareholders will not be required to sell all of their Series B Preferred Shares on the same terms or conditions of a co-sale by a majority shareholder.

K. Right of First Refusal. If any of the Series B Preferred Shareholders wish to sell, transfer or otherwise dispose of any or all of his/her Series A Preferred Shares, the other Series B Preferred Shareholders shall not have a prior right to buy such Series B Preferred Shares.

L. Anti-Takeover Provisions. There are no anti-takeover provisions that may have the effect of delaying or preventing a change in control.

The transaction shall be exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 3(a)(9) and/or Section 4(a)(2) thereof.

**MEDIJANE HOLDINGS INC.**

By:________________________________________

Lewis “Spike” Humer, Interim *Chief Executive Officer*

The undersigned hereby accepts the exchange offer described above:

**PHOENIX BIO PHARMACEUTICALS CORPORATION**

By:________________________________________

Martin Tindall, *Executive Director*